UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 17, 2015

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On February 17, 2015, Patrick Industries, Inc. (“Patrick” or the “Company”) issued a press release (the “Press Release”) announcing the completion of the acquisition of the business and certain assets of Better Way Partners, LLC d/b/a Better Way Products (“Better Way”) with operating facilities located in New Paris, Bremen and Syracuse, Indiana. Better Way is a manufacturer of fiberglass components primarily used in the recreational vehicle, marine and transit vehicle markets. Better Way has projected 2015 annual revenues of approximately $50 million.

Patrick will continue to operate the business on a stand-alone basis under the Better Way brand name in its existing facilities. The net purchase price of approximately $40.0 million was funded under the Company’s existing revolving secured senior credit facility, and included the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment. In conjunction with the acquisition, the Company’s credit facility was expanded from $165 million to $185 million. The Company expects the acquisition to be immediately accretive to 2015 net income per share.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The filing of this Current Report shall not be deemed an admission as to the materiality of any information in the Current Report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1      Press Release issued February 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: February 17, 2015	By:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer